Exhibit 99.2

USD PARTNERS LP

UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Background

Presented below are USD Partners LP’s (“we,” “us,” “our” or “the Partnership”) unaudited pro forma condensed consolidated balance sheet as of December 31, 2022 and the pro forma condensed consolidated statement of operations for the year ended December 31, 2022 (together with the notes to the unaudited pro forma consolidated financial statements the “pro forma financial statements”) prepared in accordance with Article 11 of Regulation S-X.

On March 20, 2023, USDP CCR LLC (“the Seller”), an indirect, wholly-owned subsidiary of the Partnership, entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with South 49 Holdings Ltd., a member of the Midstream Energy Partners group of companies (collectively the “Buyer”). Upon the terms and subject to conditions set forth in the Purchase Agreement, the seller agreed to sell the Partnership’s Casper rail terminal, by means of a sale of all of the equity interests of the subsidiary of the Partnership, which owns the terminal, to the Buyer for a cash purchase price of $33 million (the “Transaction”), subject to customary adjustments. The Transaction contemplated by the Purchase Agreement is referred to herein as the “Divestiture.” The Partnership plans to use $19.5 million of the net proceeds to repay a portion of the Partnership’s borrowings under its revolving senior secured credit agreement that was originally established in October 2014 and subsequently amended, with Bank of Montreal as administrative agent, the various lenders from time to time party thereto (the “Lenders”), and certain of the Partnership’s subsidiaries party thereto from time to time as guarantors (the “Credit Agreement”).

The Divestiture is considered a disposition of a significant business under Item 2.01 of Form 8-K. As a result, the Partnership prepared the accompanying unaudited pro forma condensed consolidated financial statements included herein in accordance with Article 11 of Regulation S-X and based on historical financial information of the Partnership. The Divestiture does not meet the criteria requiring discontinued operations presentation in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) because it does not represent a strategic shift that will have major effect on the Partnership’s operations or financial results.

The accompanying unaudited pro forma condensed consolidated balance sheet gives effect to the Divestiture as if it had occurred on December 31, 2022, the end of the most recent period for which a balance sheet is required. The accompanying unaudited pro forma condensed consolidated statement of operations for year ended December 31, 2022 gives effect to the Divestiture as if it had occurred on January 1, 2022.

The accompanying unaudited pro forma condensed consolidated financial statements include pro forma adjustments that are directly attributable to the Divestiture and are factually supportable. Pro forma adjustments are presented for informational purposes only and are described in the accompanying notes based on information and assumptions currently available at the time of the filing of the Current Report on Form 8-K to which the unaudited pro forma condensed consolidated financial statements are included as an exhibit (the “8-K”). The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of what the Partnership’s results of operations or financial condition would have been had the Divestiture been completed on the dates indicated above. In addition, it is not necessarily indicative of the Partnership’s future results of operations or financial condition and does not reflect all actions that have been or may be taken by the Partnership following the Divestiture.

The accompanying unaudited pro forma condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2022 (the “2022 10-K”).

USD PARTNERS LP

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF DECEMBER 31, 2022

UNAUDITED

	USD Partners LP	Pro Forma Transaction Adjustments			USD Partners LP Pro Forma

	(in thousands of US dollars, except per unit amounts)
ASSETS
Current Assets
Cash and cash equivalents	$2,530	$(401)	(b	)	$13,629
		11,500	(a	)
Restricted cash	3,250	2,000	(a	)	5,250
Accounts receivable, net	2,169	(416)	(b	)	1,753
Accounts receivable – related party	409	—			409
Prepaid expenses	3,188	(18)	(b	)	3,170
Other current assets	1,746	—			1,746

Total current assets	13,292	12,665			25,957
Property and equipment, net	106,894	(22,860)	(b	)	84,034
Intangible assets, net	3,526	(3,526)	(b	)	—
Operating lease right-of-use assets	1,508	(43)	(b	)	1,465
Other non-current assets	1,556	(42)	(b	)	1,514

Total assets	126,776	(13,806)			112,970

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Accounts payable and accrued expenses	$3,771	$(251)	(b)		$5,393
		1,873	(c	)
Accounts payable and accrued expenses – related party	765	—			765
Deferred revenue	3,562	(93)	(b	)	3,469
Deferred revenue – related party	128	—			128
Long-term debt, current portion	214,092	(19,500)	(a	)	194,592
Operating lease liabilities, current	700	(20)	(b	)	680
Other current liabilities	7,907	(2)	(b	)	7,905
Other current liabilities – related party	11	—			11

Total current liabilities	230,936	(17,993)			212,943
Operating lease liabilities, non-current	688	—			688
Other non-current liabilities	7,556	—			7,556

Total liabilities	239,180	(17,993)			221,187

Commitments and contingencies
Partners’ capital
Common units	(108,263)	4,187	(b	)	(104,076)
Accumulated other comprehensive loss	(4,141)	—			(4,141)

Total partners’ capital	(112,404)	4,187			(108,217)

Total liabilities and partners’ capital	$126,776	$(13,806)			$112,970

USD PARTNERS LP

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2022

UNAUDITED

	USD Partners LP	Pro Forma Transaction Adjustments			USD Partners LP Pro Forma

	(in thousands of US Dollars, except per unit amounts)
Revenues
Terminalling services	$104,409	$(3,729)	(d	)	$100,680
Terminalling services – related party	2,666	—			2,666
Fleet leases – related party	3,037	—			3,037
Fleet services	—	—			—
Fleet services – related party	986	—			986
Freight and other reimbursables	524	(24)	(d	)	500
Freight and other reimbursables – related party	33	—			33

Total revenues	111,655	(3,753)			107,902

Operating costs
Subcontracted rail services	13,583	(1,720)	(d	)	11,863
Pipeline fees	28,084	—			28,084
Freight and other reimbursables	557	(24)	(d	)	533
Operating and maintenance	11,818	(994)	(d	)	10,824
Operating and maintenance – related party	258	—			258
Selling, general and administrative	13,328	(1,292)	(d	)	13,909
		1,873	(c	)
Selling, general and administrative – related party	12,457	—			12,457
Impairment of intangible and long-lived assets	71,612	(71,612)	(d	)	—
Gain on divestiture	—	(4,187)	(b	)	(4,187)
Depreciation and amortization	19,643	(12,604)	(d	)	7,039

Total operating costs	171,340	(90,560)			80,780

Operating income (loss)	(59,685)	(86,807)			27,122
Interest expense	10,670	(710)	(e	)	9,960
Gain associated with derivative instruments	(12,327)	—			(12,327)
Foreign currency transaction loss	2,055	—			2,055
Other income, net	(90)	1	(d	)	(89)

Income (loss) before income taxes	(59,993)	(87,516)			27,523
Provision for (benefit from) income taxes	1,293	—			1,293

Net income (loss)	$(61,286)	$(87,516)			$26,230

Net income (loss) attributable to limited partner interest	$(59,917)				$25,863

Net income per common unit (basic and diluted)	$(1.88)				$0.81
Weighted average common units outstanding	31,915				31,915

Basis of Presentation

The unaudited pro forma condensed consolidated financial statements are based on the Partnership’s historical consolidated financial statements as adjusted to give effect to the transaction accounting adjustments in accordance with GAAP to reflect the Divestiture.

The Divestiture does not meet the criteria requiring discontinued operations presentation in accordance with U.S. GAAP because it does not represent a strategic shift that will have major effect on the Partnership’s operations or financial results. The Divestiture is considered a disposition of a significant business under Item 2.01 of Form 8-K. As a result, the Partnership prepared the unaudited pro forma condensed consolidated financial statements included herein, which were prepared in accordance with Article 11 of Regulation S-X and are based on historical financial statements of the Partnership. The historical consolidated financial statements have been adjusted in the accompanying unaudited pro forma condensed consolidated financial statements to give effect to pro forma events that are directly attributable to the Divestiture. Certain information and disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted from this report, as is permitted by such rules and regulations.

The accompanying unaudited pro forma condensed consolidated financial statements include pro forma adjustments that are directly attributable to the Divestiture and are factually supportable. Pro forma adjustments are presented for informational purposes only and are described in the accompanying notes based on information and assumptions currently available at the time of the filing of the Current Report on Form 8-K with which unaudited pro forma condensed consolidated financial statements are included as an exhibit. The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of what the Partnership’s results of operations or financial condition would have been had the Divestiture been completed on the dates indicated below. In addition, it is not necessarily indicative of the Partnership’s future results of operations or financial condition and does not reflect all actions that have been or may be taken by the Partnership following the Divestiture.

The accompanying unaudited pro forma condensed consolidated financial statements are based on the audited consolidated financial statements and accompanying notes included in the 2022 10-K. The unaudited pro forma condensed consolidated balance sheet as of December 31, 2022 gives effect to the Divestiture as if it had occurred on December 31, 2022. The unaudited pro forma condensed consolidated statement of operations for year ended December 31, 2022 gives effect to the Divestiture as if it had occurred on January 1, 2022.

Unaudited Pro Forma Transaction Adjustments

The unaudited pro forma condensed consolidated statements reflect the following adjustments:

(a)

Adjustment reflects the estimated proceeds received of $33.0M, net of the repayment of approximately $19.5M to the Partnership’s Credit Agreement and $2M to be held in an Escrow Account as Restricted Cash upon closing.

(b)

Adjustment reflects the removal of the historical Partnership assets and liabilities associated with the Divestiture. The following is a summarization of the application of net proceeds and estimated gain on the sale:

Estimated net cash proceeds	$33,000
Cash and cash equivalents	(401)
Accounts Receivable, net	(416)
Prepaid Expenses	(18)
Property, plant and equipment, net	(22,860)
Intangible Assets	(3,526)
Operating lease right-of-use assets	(43)
Other noncurrent assets	(42)

Transaction Costs	(1,873)
Accounts payable and accrued expense	251
Deferred revenue	93
Operating lease liabilities, current	20
Other current liabilities	2

Estimated gain on Divestiture	$4,187

(c)	Adjustment reflects the recognition of unrecognized transaction costs associated with the Divestiture.

(d)

Adjustment reflects the removal of the historical revenues and expenses of the Partnership’s operations associated with the Divestiture from the Partnership’s consolidated operations. Adjustment includes removal of the intangible and long-lived asset impairment related to the divested entities, as a result of the Divestiture.

(e)	Adjustment reflects the estimated decrease to interest expense from the repayment of approximately $19.5 million to the Partnership’s Credit Agreement.